UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EnDevCo, Inc.
(Exact name of registrant as specified in its charter)

Texas	75-2548221
(State or other jurisdiction	(I.R.S. Employer
Of incorporation or organization)	Identification Number)

2425 Fountainview Dr. Suite 215, Houston, Texas	77057-4811
(Address of principal executive offices)	(Zip code)

Consulting Services Plan
(Full title of the plan)

Larry Swift
Chief Financial Officer
EnDevCo, Inc.
2425 Fountainview Dr., Suite 215
Houston, Texas 77057-4811
(Name and address of agent for service)

(713) 977-4662
(Telephone number, including area code, of agent for service)

Copy to:
John A. Brush
EnDevCo, Inc.
2425 Fountainview Dr., Suite 215
Houston, TX 77057-4811
(713) 977-4662

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX: [X]

CALCULATION OF REGISTRATION FEE
Title of Each Class of	Amount to	Proposed Maximum	Proposed Maximum	Amount of
Securities to be Registered	be Registered	Offering Price	Aggregate offering	Registration fee
		Per Share (*)	Price (*)
Common Stock, no par value	50,000,000 shares	$ 0.0149	$ 745,000.00	$87.69

* Estimated in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee. The computation is based on the average of the high and low sale prices of the Common Stock as reported on August 25, 2005.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed with the securities and Exchange Commission (the "Commission") by EnDevCo, Inc. (the "Company"), are incorporated herein by reference and made a part hereof: (a) the Company's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2004; and (b) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement

ITEM 4. DESCRIPTION OF SECURITIES.

The securities offered hereby are registered pursuant to Section 12 of the Exchange Act.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

John A. Brush holds 90,000 shares of preferred stock in the Company.

John A. Brush is on the Board of Directors of the Company.

ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

It is the position of the Securities and Exchange Commission (the "Commission") that indemnification against liabilities for violations under the federal securities laws, rules and regulations is against public policy. See subparagraph (C) of Item 9 below.

The Articles of Incorporation of the Company ("Articles") provide for indemnification of Directors and Officers in accordance with the Texas Business Corporation Act.

Article XI of the Articles of Incorporation of the Company provides as follows:

"Each Director and each officer or former Director or former officer of this corporation or each person who may have served at its request as a Director or officer of another corporation in which it owned shares of capital stock or of which it is a creditor, shall be indemnified by the corporation against liabilities imposed upon him and expenses reasonably incurred by him in connection with any claim made against him, or any action, suit or proceeding to which he may be a party by reason of his being or having been such Director or Officer, and against such sums as independent counsel selected by the Board of Directors shall deem reasonable payment made in settlement of any such claims, action, suit or proceeding primarily with a view of avoiding expenses of litigation; provided, however, that no Director or Officer [shall be indemnified who] shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in performance of duty, or with respect to any matters which shall be settled by the payment of sums which counsel selected by the Board of Directors shall not deem reasonably payment made primarily with a view of avoiding expenses of litigation, or with respect to matters for which such indemnification would be against public policy. Such right of indemnification shall be in addition to any other rights to which Directors and officers may be entitled."

Article 3.16 of the By Laws of the Company provides as follows:

"The Board of Directors shall authorize the corporation to pay or reimburse any present or former Director or officer of the corporation any costs or expenses actually and necessarily incurred by him in any action, suit or proceeding to which he is made a party by reason of his holding such position; provided, however, that he shall not receive such indemnification if he be finally adjudicated therein to be liable for negligence or misconduct in office. The indemnification herein provided shall also extend to good faith expenditures incurred in anticipation of, or preparation for, threatened or proposed litigation. The Board of Directors may, in proper cases, extend the indemnification to cover the good faith settlement of any such action, suit, or proceeding, whether formally instituted or not."

The foregoing discussion of the Company's Articles and of the Texas Business Corporation Act is not intended to be exhaustive and is qualified in its entirety by such Articles and statutes, respectively.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8. EXHIBITS.

The following is a list of exhibits filed as part of the Registration Statement:

Exhibit Number	Description of Exhibit
--------------------	--------------------------------------
5	Opinion of John A. Brush
23.1	Consent of Killman, Murrell & Company, P.C.
23.2	Consent of Clyde Bailey, P.C.
23.3	Consent of John A. Brush

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

A. (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
a. to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggergate, represent a fundamental change in the information set forth in this registration statement;

c. to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a) (i) and (a) (ii) above do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registratin by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, that the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Houston, State of Texas, on August 26, 2005.

EnDevCo, Inc.

CHRIS A. DITTMAR
CHRIS A. DITTMAR
CHIEF EXECUTIVE OFFICER

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Date

CHRIS A. DITTMAR	August 26, 2005
CHRIS A. DITTMAR
CHIEF EXECUTIVE OFFICER AND DIRECTOR

RICHARD G. BOYCE	August 26, 2005
RICHARD G. BOYCE
CHIEF OPERATING OFFICER AND DIRECTOR

JOHN A. BRUSH	August 26, 2005
JOHN A. BRUSH
DIRECTOR

CHARLES R. CLOSE	August 26, 2005
CHARLES R. CLOSE
DIRECTOR

LARRY SWIFT	August 26, 2005
LARRY SWIFT
CHIEF FINANCIAL OFFICER

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
--------------------	--------------------------------------
5	Opinion of John A. Brush
23.1	Consent of Killman, Murrell & Company, P.C.
23.2	Consent of Clyde Bailey, P.C.
23.3	Consent of John A. Brush

EXHIBIT 5

OPINION OF JOHN A. BRUSH

John A Brush
Attorney at Law
301 Wilcrest Drive, Suite 6204
Houston, Texas 77042
(713) 975-1540

December 01, 2004

Superior Stock Transfer, Inc.
2425 Fountainview DriveSuite 215
Houston, Texas 77057-4811

Dear Sir:

In your role as transfer agent and registrar of the common stock of EnDevCo, Inc. (the "Company"), no par value, (the "Common Stock") you have requested our opinion regarding the issuance of shares of Common Stock pursuant to those certain agreements between the Company and (i) The Video Agency, Inc., a California corporation, signed on behalf of the Company on April 15, 2004, (ii) Golden Ventures, LLC, a Delaware limited liability company made the 26th day of April 2004, (iii) Plato & Associates, a Texas corporation is made the 2nd day of April 2004, and (iv) Walt Szadzinski and Associates, Ltd., an Illinois corporation effective the 5th day of April, 2004, herreinafter together referred to as the "Agreements".

In connection with the opinions expressed herein, I have examined (i) copies of the Company's Bylaws and a certified copy of the Company's Certificate of Incorporation, as each has been amended and restated since the inception of the Company. (ii) the Consent In Lieu of Special Meeting of the Board of Directors of the Company dated April 28, 2004, (iii) the Agreements; (iv) the Registration Statements on Form S-8 which Company has filed with the United States Securities and Exchange Commission ("SEC") with respect to 50,000,000 shares of Common Stock; and (v) such other documents, legal opinions, precedents, corporate and other records of the Company and certificates of public officials that I have deemed necessary or appropriate to provide the basis for the below opinions. I have assumed for the purposes of this opinion letter the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as certified, facsimile or photostatic copies, and the authenticity of the originals of such copies.

As used in this opinion letter, the expression or the phrase "to my knowledge," or any similar expression or phrase with respect to my knowledge of matters of fact, means as to matters of fact that, based on my actual knowledge (and not including any constructive or imputed notice of any information), and after an examination of documents referred to herein, no facts have been disclosed to me that causes me to conclude that the opinions expressed are factually incorrect, but beyond that I have made no factual investigation for the purposes of rendering this opinion letter. Specifically, but, without limitation, I have not made any inquiries of securities holders or employees of the Company. No inference as to my knowledge of the existence or absence of any fact should be drawn from my representation of the Company or the rendering of the opinions set forth below.

This opinion letter relates solely to the General Corporation Law of the State of Texas and the federal law of the United States, and I express no opinion with respect to the effect or application of any other laws. Special rulings of authorities administering such laws or opinions of other counsel have not been sought or obtained.

Based upon and subject to the foregoing, and subject to the qualifications and exceptions contained herein, I am of the opinion that:

An aggregate of 50,000,000 shares of Common Stock have been authorized by the Board of Directors of the Company for issuance pursuant to the Agreements. As those shares are issued in accordance with the terms and conditions of the Agreements, the shares will constitute validly issued, fully paid and non-assessable shares of the Company's Common Stock.

To my knowledge, all the shares of the Company's Common Stock to be issued pursuant to the Agreements have been registered on Form S-8 registration statements filed with the SEC, and those registration statements remain in full force and effect.

To my knowledge, no orders or consent of any other governmental or regulatory authority need to be obtained in connection with the issuance of the shares of the Company's Common Stock to be issued pursuant to the Agreements and no stop orders have been issued with respect to such Common Stock

This opinion letter is rendered as of the date first written above solely for your benefit in connection with the issuance of shares of Common Stock pursuant to the Agreement.

My opinion is expressly limited to the matters set forth above, and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company. I assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to my attention and which may alter, affect or modify the opinions expressed herein.

Respectfully submitted,

/s/ John A. Brush
John A. Brush

Superior Stock Transfer, Inc. 2
December 01, 2004

EXHIBIT 23.1

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 001-31433) pertaining to Endevco, Inc.'s registration, of 50,000,000 shares of its no par value common stock, of our report dated August 12, 2005, with respect to the consolidated financial statements included in its Annual Report (Form 10-KSB/A) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Killman, Murrell & Company, P.C.
Odessa, Texas
August 29, 2005

EXHIBIT 23.2

CONSENT OF CLYDE BAILEY, P.C.

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statement on Form S-8 of EnDevCo, Inc. of our report dated January 26, 2004 relating to the consolidated balance sheet of EnDevCo, Inc. as of December 31, 2003 and the related statements of operations, changes in stockholders' equity and cash flows for the periods ended December 31, 2003 and December 31, 2002, which report appears in the annual report on Form 10-KSB as of December 31, 2003 of EnDevCo, Inc.
Sincerely,

/s/ Clyde Bailey

Clyde Bailey, P.C.
San Antonio, Texas
August 29, 2005

EXHIBIT 23.3

CONSENT OF JOHN A. BRUSH

December 01, 2004

Chris A. Dittmar
EnDevCo, Inc.
2425 Fountainview Drive
Suite 215
Houston, Texas 77057-4811

Re: Consent to use Opinion Regarding Form S-8 Registration Statement

Dear Mr. Dittmar:

I consent to the filing of my December 01, 2004 Opinion Regarding the Form S-8 Registration Statement as an exhibit to the Form S-8 Registration Statement and to the reference in the Form S-8 Registration Statement to John A. Brush under the heading "Exhibits".

Respectfully submitted,

____________________
John A. Brush